EXHIBIT 10.2

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made and entered into as of September 25, 2025 (the “Effective Date”), by and between Piyush Phadke (the “Executive”) and reAlpha Tech Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Executive are parties to an employment agreement dated January 30, 2025 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety to reflect certain changes to the terms and conditions of the Executive’s employment with the Company, and to supersede and replace the Prior Agreement in full;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows.

This Agreement is with respect to your employment as Chief Financial Officer of the Company based out of the Company’s business office located at 525 Washington Blvd 3rd Floor, Jersey City, NJ 07310. The initial duties you will be expected to perform are outlined in the attached “Schedule A.” This position is classified as full-time, salaried, exempt.

1. Title and Job Duties.

(a)

Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ you as Chief Financial Officer of the Company (“CFO”) reporting to the Chief Executive Officer of the Company (the “CEO”). In their capacity as CFO, the Executive shall have the duties, authorities and responsibilities as set forth in the Company’s bylaws, as amended from time to time, and as may be designated from time to time by the CEO or the members of the Company’s Board of Directors (the “Board”), as applicable. For a detailed outline of your responsibilities, please refer to “Schedule A”.

(a)

The Executive accepts such employment and agrees, during the term of their employment, to devote their full business and professional time and energy to the Company. The Executive agrees to carry out and abide by all lawful directions of the CEO or the Board, as applicable.

(b)

Without limiting the generality of the foregoing, the Executive shall not, without the written approval of the CEO or the Board, as applicable, render services of a business or commercial nature on the Executive’s own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during their employment hereunder; provided that the foregoing shall not prevent the Executive from: (i) serving on the boards of directors of non-profit organizations and, with the prior written approval from the Company, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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2.  Base Salary and Additional Compensation.

(a)

Base Salary. The Company shall pay to the Executive an annual base salary of $275,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal practices for senior executives. The Compensation Committee (the “Compensation Committee”) of the Company’s Board will review the Base Salary at least annually and may increase it at any time for any reason. However, the Base Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board base salary reduction that applies in the same manner to all senior executives, and any increase in the Base Salary will not reduce or limit any other obligation to the Executive under this Letter.

(b)

Future Annual Cash Bonus. The Executive will be entitled to earn an annual cash incentive bonus (your “Bonus”) for each calendar year of the Company ending during your employment. Your target Bonus opportunity will be 66.7% of your Base Salary (e.g., $183,425 for 2026), and your actual Bonus will range from 0% to 100% of your target bonus opportunity based on actual performance against performance metrics established by the Compensation Committee and be paid within two and one half months after the end of the calendar year to which it relates. The Compensation Committee, in its sole discretion, will establish the specific performance targets for each calendar year. Your Bonus will be subject to the terms of the Company’s plan under which it is awarded (including applicable performance metrics and any deferral requirements) and the Company’s Clawback Policy currently in effect (or any successor or replacement plan adopted by the Board). You expressly agree to comply with any such policy in all regards.

(c)

Equity Awards. Subject to approval by the Compensation Committee, the Executive is also eligible to participate in the Company’s 2022 Equity Incentive Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (as may be amended from time to time, the “2022 Plan”).

The number and type of equity awards granted to the Executive shall be pursuant to the terms of grant-specific agreements (the “Equity Agreements”) that are approved by the Compensation Committee from time to time, in accordance with the 2022 Plan. These Equity Agreements will provide for vesting schedules, performance metrics, and other material terms of each equity award as determined by the Compensation Committee. The Board, Compensation Committee and the Company reserve the right, at their discretion, to change the terms of future Equity Agreements and the equity granted thereunder, subject to the 2022 Plan. The granting of equity awards is discretionary and may be substituted, at the discretion of the Compensation Committee, by other equity instruments in accordance with any incentive compensation plans adopted by the Board from time to time. The actual equity awards payable to the Executive for a fiscal year shall be determined in the sole and absolute discretion of the Compensation Committee, which, to the extent earned, shall be paid no later than two and a half months after the end of the fiscal year to which the applicable equity award relates to.

3.  Expenses. In accordance with Company policy, the Company shall reimburse the Executive for all reasonable business expenses properly and reasonably incurred and paid by the Executive in the performance of their duties under this Agreement upon the Executive's presentment of detailed receipts in the form required by the Company’s policy.

4.  Benefits.

(a)

Vacation. Our unlimited vacation policy allows employees to take as much leave as they need. Employees (including executives) need time to rest and enjoy themselves outside work. Putting a cap on this important time doesn’t help our effort to achieve high levels of employee satisfaction and productivity. This policy is based on mutual trust between employer and employee. It gives employees opportunities to work or take time off as they see fit if they keep fulfilling their duties.

(b)

Health Insurance and Other Plans. The Executive shall be eligible to participate in the Company’s medical and other employee benefit programs that are provided by the Company for its employees generally, at levels commensurate with the Executive’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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5. Term and Termination. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect until termination by either party. Either party may terminate the Executive’s employment on an at-will basis at any time and for any reason or no reason, upon written notice to the other party. Company and the Executive shall agree on a mutually acceptable start date, which shall be as promptly as practically possible following the Effective Date of this Agreement.

6. Confidentiality Agreement.

(a)

Confidential Information. The Executive understands that during their employment with the Company, they may have access to: (i) non-public, proprietary or otherwise confidential information (written, oral, electronic or in another form) relating to the business, financials, operations, technology, products, services, customers, suppliers, plans or strategies of the Company, its subsidiaries and its affiliates, and (ii) information disclosed to the Company by others pursuant to confidentiality agreements (collectively, the “Confidential Information”). Confidential Information does not include any information that becomes public without the Executive’s breach of a confidentiality obligation.

(b)

Executive Covenants. During the employment, the Executive agrees to: (i) only use Confidential Information as needed to perform the Executive’s job duties, (ii) keep all Confidential Information strictly confidential and (iii) observe all Company policies and procedures concerning such Confidential Information, including the Company’s insider trading policy.

(c)

Executive Restrictions. During the employment, the Executive agrees not to: (i) disclose Confidential Information and (ii) use Confidential Information for their own benefit or the benefit of a third party.

(d)

Executive Continuing Confidentiality Obligations. The Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not their employment is terminated, until such information becomes generally available from public sources through no fault of the Executive or any representative of the Executive.

(e)

Exceptions to Confidentiality Obligations. Notwithstanding the foregoing, the Executive may disclose Confidential Information: (i) as may be required by a subpoena or other governmental order, provided that the Executive first notifies the Company of such subpoena, order or other requirement, if legally permissible, such that the Company has the opportunity to obtain a protective order or other appropriate remedy, (ii) to the extent that such disclosure and use is in the good faith performance of the Executive’s duties for the Company, or (iii) when such disclosure is authorized by their Manager or an executive officer of the Company in writing. For the avoidance of doubt, nothing in this Agreement shall prevent the Executive from reporting a suspected violation of law to a government agency or from participating in an investigation, as permitted by law.

(f)

Return of Confidential Information. Upon the Company’s request, or upon the termination of the Executive’s employment for any reason, the Executive shall promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, smartphones, hardware, software, drawings, blueprints, and any other material belonging to the Company or any of its customers, including all materials pertaining to Confidential Information developed by the Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in their possession, custody or control. Notwithstanding anything in this Section 6 to the contrary, the Executive shall not be required to return to the Company apparatuses, computers, smartphones, or other devices that are owned by the Executive and not by the Company, but the Executive may be required to deliver such devices to the Company or its designee for a period during which the Company shall delete from such devices Confidential Information of the Company or their affiliates, if any.

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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7.  Assignment of Intellectual Property.

(a)

Assignment of Intellectual Property. The Executive shall promptly disclose to the Company any idea, process, invention, code, work of authorship, trade secret, discovery, improvement, or intellectual property, whether or not patentable or registrable (“Work Product”), conceived or made by the Executive alone or with others at any time: (i) during their employment with the Company or (ii) using Company time, materials, facilities, resources, or Confidential Information. The Executive agrees that the Company any such Work Product, is the sole property of the Company and the Executive hereby assigns to the Company all rights, title and interest in or related to the Work Product, including all intellectual property rights. To the extent permitted by applicable law, the Executive hereby waives and relinquishes all rights, title and interest in and related to the Work Product and agrees to execute any and all other waivers and instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of their employment with respect to the Work Product and derivatives of such Work Product conceived or made during their employment with the Company.

(b)

Exceptions to the Assignment of Intellectual Property. The Company and the Executive understand that the obligation to assign Work Product to the Company shall not apply to any inventions which: (i) are developed entirely on the Executive’s own time without using any of the Company’s resources and/or Confidential Information, (ii) do not relate in any way to the Company’s business or to the current or anticipated research or development of the Company, and (iii) do not result in any way from the Executive’s work at the Company in accordance with N.J. Stat. § 34:1B-265. The Executive agrees to notify the Company in writing of any such excluded invention to allow for a determination of ownership.

(c)

Waiver of Moral Rights to Work Product. To the extent permitted by applicable law, the Executive hereby waives any such moral rights and any similar rights under the applicable laws of any jurisdiction that may apply to any Work Product created by the Executive during their employment with the Company, including rights of attribution or integrity, and agrees not to assert such rights against the Company or its assigns. If any such waiver is deemed unenforceable, the Executive agrees not to bring any claim based on moral rights against the Company or its affiliates with respect to such Work Product.

(d)

Further Cooperation. The Executive agrees to assist and cooperate fully with the Company, both during and after their employment with the Company, in obtaining, maintaining, and enforcing intellectual property rights related to any Work Product assigned to the Company under this Agreement. This includes signing documents such as patent applications, assignments, declarations, and other necessary instruments. If the Company is unable to obtain the Executive’s signature after making reasonable efforts, the Executive hereby designates and appoints the Company’s authorized officers as their agent and attorney-in-fact solely to execute such documents on their behalf for the limited purpose of perfecting the Company’s rights in the Work Product. This power of attorney is coupled with an interest and shall survive termination of employment.

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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8.  Non-Competition Agreement.

(a)

Non-Competition. During the one (1) year period following the termination of the Executive’s employment with the Company for any reason (the “Restricted Period”), the Executive agrees not to engage, directly or indirectly, in any capacity (including as an owner, employee, consultant, or contractor), in any business that competes with the core products or services offered by the Company as of the termination date (a “Restricted Business”), but only to the extent that: (i) the Executive would be performing the same or substantially similar job functions to those the Executive performed for the Company during the last one (1) year of employment; and (ii) the Restricted Business operates in a geographic area where the Company materially conducts business and where the Executive provided services or had a material presence or influence during employment. This restriction shall not prevent the Executive from acquiring or holding, solely for investment purposes, less than five percent (5%) of any publicly traded company. Nothing in this clause prohibits the Executive from acquiring shares of the Company.

(b)

Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce any of the following individuals or entities to cease doing business with the Company, or to become employed or engaged by a competitor of the Company: (i) any employee, consultant, or contractor of the Company with whom the Executive had material business contact during the last one (1) year of employment with the Company; and (ii) any client, end-client, vendor, or customer of the Company with whom the Executive had direct business dealings as a result of their employment at the Company or about whom Executive obtained confidential information during the course of employment (each such person or entity, a “Restricted Entity”). This restriction shall not prohibit general advertisements or solicitations not specifically targeted at Restricted Entities; provided that such actions are not intended to circumvent this clause.

(c)

Judicial Enforcement. The Executive agrees that the covenants in this Section 8 are reasonable in scope, duration, and geographic area and are necessary to protect the Company’s legitimate business interests, including its confidential information, customer relationships, and goodwill. If any court determines that any provision in this Section 8 is unenforceable as written, the parties expressly agree that the court shall modify, sever, or limit such provision to the extent necessary to render it enforceable, and shall enforce it as modified to the fullest extent permitted by law. The Company shall be entitled to seek injunctive relief and other equitable remedies, in addition to any other available legal remedies, to enforce this Section 8.

9. Representation and Warranty. The Executive represents and warrants to the Company that the Executive is not subject to any agreement restricting their ability to enter into this Agreement and fully carry out their duties and responsibilities hereunder. The Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

10. Notice. All notices, requests, demands, and other communications required or permitted to be given or made by either party hereto shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, (b) when deposited and sent via overnight courier or (c) when sent via electronic mail, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Executive, to:

the address shown on the records of the Company.

Email: _____________________

If to the Company, to:

c/o reAlpha Tech Corp. 6515 Longshore Loop #100

Dublin, OH 43017

Email: _____________________

Either party’s notice address may be changed at any time immediately upon delivery of written notice to the other party, which may be by U.S. mail, courier, or electronic mail.

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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11. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

12. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to the conflict of law provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in New Jersey over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New Jersey state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

13. Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

14. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 6, 7 or 8 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order or preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 6, 7 or 8 of this Agreement, in addition to all other remedies available at law or in equity.

15. Assignment. This Agreement is a personal contract, and the Executive may not sell, transfer, assign, pledge or hypothecate their rights, interests, and obligations hereunder. Except as otherwise expressly provided, this Agreement shall be binding upon and shall inure to the benefit of the Executive and their personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns

16. Entire Agreement. This Agreement (together with any Schedules attached hereto) embodies all of the representations, warranties, and agreements between the parties hereto relating to the Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to the Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to the Executive’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

[Signature page follows]

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

REALPHA TECH CORP.		EXECUTIVE

By:	/s/ Michael J. Logozzo	By:	/s/ Piyush Phadke
Name:	Michael J. Logozzo	Name:	Piyush Phadke
Title:	Chief Executive Officer

Date: September 29, 2025			Date: September 25, 2025

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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Schedule A

Key Responsibilities:

Corporate Finance

•	Advise teams on optimal capital structure and coordinate execution strategies with capital markets professionals

•	Qualify new banking opportunities collaboratively with capital markets, credit underwriting, and relationship teams

•	Provide corporate finance analysis, valuation, syndication support for large debt financings and capital structure reviews

•	Establish presentation timelines, coordinate resources, and develop pitch concepts for capital raising activities

•	Design optimal capital structure execution strategies in partnership with capital markets and syndication teams

•	Architect pitch presentations and oversee creation by junior staff, ensuring risk identification and mitigation

Financial Reporting & Compliance

•	Ensure accurate and timely preparation of public disclosures and financial statements compliant with SEC disclosure requirements

•	Maintain strong internal controls over financial reporting and disclosure processes

•	Liaise with external auditors to facilitate independent audits and ensure regulatory compliance; coordinate findings with the company’s audit committee

•	Oversee compliance programs, policies, training, and monitoring to foster an ethical culture of compliance

•	Advise the board and executive team on finance and compliance risks, strategies, and evolving regulations

•	Other duties as assigned

HQ: 6515 Longshore Loop #100, Dublin, OH 43017

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